Exhibit 99.1

ECSI Accelerates Expansion of IBDSS Program with Appointment of
Richard Deyulio as Senior Project Manager

CLIFTON, N.J -- October 12, 2005 -- ECSI (Electronic Control Security, Inc. (OTC
BB: EKCS) a leading manufacturer of perimeter security systems, nuclear, biological and chemical sensors and water purification systems for disaster response and recovery today announced that it has appointed Mr. Richard Deyulio to the position of Senior Project Manager to accommodate the company's continuing expansion of perimeter security installations under the Integrated Base Defense Security System program (IBDSS) for the Department of Defense.

Mr. Deyulio has extensive law enforcement and military electronics, communications and security control systems managerial experience. He has real world anti-terrorism and security experience in venues ranging from the Olympics and Operation Desert Storm to coordinating communications with the White House.

ECSI's revenue as a prime contractor under the multi-year, multi-million dollar IBDSS program is accelerating as evidenced by the company record sales in fiscal `05. Arthur Barchenko, President and CEO stated, "Richard Deyulio's extensive experience in military electronics systems, both as a manager and as a member of the military, give him the credibility and know-how to work effectively with military security personnel and contractors to ensure rapid training and quality deployment of our systems across the growing range of military bases and facilities that have placed orders for our systems under this ongoing contract. The extensive relationships he has developed throughout his career demonstrate his ability to carry out his mission to maximize deployment opportunities under the IBDSS umbrella."

Following his appointment, Richard Deyulio stated, "I look forward to spearheading the deployment and installation of ECSI's industry-leading security solutions including the Infrared Perimeter Intrusion Detection System (IPIDS(R)), Fiber Optic Intrusion Detection System (FOIDS(R)), Intelligent Video & Assessment System (IVAS(TM)), Radar Detection & Tracking System (RATS(TM)), and Intrusion Detection & Monitoring System (IDMS(R))." He continued, "I'm excited about getting out in the field to work with military personnel on ECSI's impressive line of products and look forward to taking on responsibility in managing the work of distinguished sub-contractors such as Lockheed Martin."

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The ISO 9001 Registered company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562. For more information on ECSI and its customers please go to http://www.anti-terrorism.com.

ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements and those contained in the 10KSB and 10QSB's are not guarantees of the Corporation's future performance

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and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.



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Contact:
  For ECSI:
  Kathleen Zomack, 973-574-8555



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Source: Electronic Control Security, Inc.